Exhibit 10.11
FIRST MODIFICATION AGREEMENT
     This First Modification Agreement (“Agreement”) dated as of this 31st day of March, 2008 by and among JP MORGAN CHASE BANK, N.A. (“Bank”), DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC., a Delaware corporation (“Company”), DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, NA, INC., an Illinois corporation (“US Subsidiary”), and DIAMOND PARTNERS LIMITED, a United Kingdom corporation (“UK Subsidiary”) (hereinafter, the US Subsidiary and the UK Subsidiary are collectively referred to herein as, the “Guarantors”) (hereinafter, the Company and the Guarantors are collectively referred to herein as, the “Borrowing Parties”),
RECITALS:
     WHEREAS, Bank and the Company have entered into that certain Amended and Restated Credit Agreement dated July 31, 2007 (“Credit Agreement”) relating to a revolving loan (the “Loan”) in the maximum principal amount of Ten Million and No/100 Dollars ($10,000,000.00) granted by Bank to the Company;
     WHEREAS, in connection with the Credit Agreement and to evidence all amounts due to Bank in connection therewith the Company has executed and delivered to Bank that certain 2007 Restated Revolving Note (the “Existing Revolving Note”) of even date with the Credit Agreement in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00);
     WHEREAS, the repayment in full of all amounts due and owing to Bank from the Company in connection with the Credit Agreement and the Existing Revolving Note has been guaranteed by the US Subsidiary, which is a wholly owned subsidiary of the Company, pursuant to that certain 2007 Restated Guaranty (the “US Subsidiary Guaranty”) of even date with the Credit Agreement and Existing Revolving Note executed by the US Subsidiary and delivered to Bank;
     WHEREAS, the Borrowing Parties have requested the Bank to: (a) increase the Maximum Revolving Commitment from Ten Million and No/100 Dollars ($10,000,000.00) to Twenty Million and No/100 Dollars ($20,000,000.00); and (b) to amend certain of the financial covenants in the Credit Agreement which among other things will enable the Company to repurchase up to Fifty-Five Million and No/100 Dollars ($55,000,000.00) of its stock during calendar year 2008 subject to the restrictions for applicable repurchase amounts and time frames contained in Section 6.7(b) of the Credit Agreement, as amended by this Agreement (collectively, the “Borrowing Parties’ Request”);
     WHEREAS, the Company intends to use a portion of the proceeds of the Loan to extend intercompany loans to and/or make investments in each of the Guarantors and as such, the Guarantors hereby each acknowledge they will be benefited by the Bank’s increase of the Loan and amendment of the Loan and the Loan Documents in accordance with the Borrowing Parties’ Request;

     WHEREAS, the Bank is willing to consent to the Borrowing Parties’ Request subject to the terms and conditions of this Agreement and the satisfaction of all of the “Bank’s Conditions Precedent,” as such term is defined in Paragraph 3 of this Agreement;
     WHEREAS, the Borrowing Parties hereby consent to the terms and conditions of this Agreement and the Bank’s Conditions Precedent for increasing the Loan and amending the Loan and the Loan Documents in accordance with Borrowing Parties’ Request; and
     WHEREAS, the Bank and the Borrowing Parties are desirous of further amending the Existing Revolving Note, the Credit Agreement and the US Subsidiary Guaranty to modify certain terms contained therein.
     NOW, THEREFORE, in consideration of the recitals set forth above, the mutual promises of the parties hereto and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties hereto, it is agreed as follows:
     1. Recitals; Defined Terms. The foregoing recitals to this Agreement are fully incorporated herein by this reference thereto with the same force and effect as though restated herein. Except as specifically defined herein, all capitalized terms used in the recitals and in the body of this Agreement shall have the definitions ascribed therefore in the Credit Agreement.
     2. Amendment of Credit Agreement. The Bank, the Company and the Guarantors agree that the Credit Agreement is hereby modified contemporaneously with the execution of this Agreement as follows:
     (a) Subsection 1.1(ix)(i) which defines one of the events which constitutes a “Default” is hereby restated to read as follows:
“(i) Either of the Guaranties shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void by any court of competent jurisdiction, or the validity or enforceability thereof shall be contested by either Guarantor or either Guarantor shall deny it has any further liability or obligation under, or shall fail to perform its obligations under its respective Guaranty, or if either Guarantor at any time terminates its respective Guaranty.”
     (b) The following is hereby added as a new Subsection 1.1(ix)(1) to add a new event which constitutes a “Default” :
“(1) The failure of Diamond Partners Limited, a United Kingdom corporation to maintain at all times during the term of this Agreement a principal balance of no less than Ten Million and No/100 Dollars ($10,000,000.00) in its money market account pledged to the Bank under the Charge of Deposit.”
     (c) The definition of “Guarantor” as set forth in Section 1.1(xii) is hereby restated to read as follows:

“Guarantor” shall mean, respectively, each of and collectively, Diamond Management & Technology Consultants NA, Inc., an Illinois corporation and Diamond Partners Limited, a United Kingdom corporation.
     (d) The definition of “Guaranty” as set forth in Section 1.1(xiii) is hereby restated to read as follows:
“Guaranty” shall mean, respectively, each of and collectively, the 2007 Restated Guaranty dated July 31, 2007 executed by Diamond Management & Technology Consultants NA, Inc., an Illinois corporation, as amended by the First Modification Agreement and the Guaranty dated as of March 31, 2008 executed by Diamond Partners Limited, a United Kingdom corporation. The term, “Guaranties” shall mean the aforesaid two (2) Guaranties.
     (e) The definition of “Loan Document(s)” as set forth in Section 1.1(xix) is hereby restated to read as follows:
“Loan Document(s)” means this Agreement, the Revolving Note, the Guaranties, the Security Agreement and the Charge of Deposit.
     (f) The definition of the “Maximum Revolving Commitment” as set forth in Section 1.1(xx) is hereby restated to read as follows:
“Maximum Revolving Commitment” shall mean Twenty Million and No/100 Dollars ($20,000,000.00).
     (g) The definition of “Revolving Note” as set forth in Section 1.1(xxxiii) is hereby restated to read as follows:
“Revolving Note” shall mean that certain 2008 Restated Revolving Note dated as of March 31, 2008 executed by the Company and made payable to the order of the Bank in the principal amount of Twenty Million and No/100 Dollars ($20,000,000.00).
     (h) The following is hereby added as a new Section 1.1(xxxvii) entitled, “Security Agreement”:
“Security Agreement” shall mean that certain Continuing Security Agreement dated as of March 31, 2008 executed by the US Subsidiary in favor of the Bank to secure the US Subsidiary’s obligations under its Guaranty.
     (i) The following is hereby added as a new Section 1.1(xxxviii) entitled, “Charge of Deposit”:
“Charge of Deposit” shall mean that certain Charge of Deposit dated as of March 31, 2008 executed by Diamond Partners Limited, a United Kingdom corporation in order to secure the obligations of Diamond Partners Limited under the Guaranty executed by it.
     (j) The following is hereby added as a new Section 1.1(xxxix) entitled, “First Modification Agreement”:
“First Modification Agreement” shall mean that certain First Modification Agreement dated as of March 31, 2008 executed by and among the Company, the Guarantors and the Bank which increased the Maximum Revolving Commitment of the Loan to $20,000,000.00 and further amended the Loan and certain of the Loan Documents as set forth therein.
     (k) The following is hereby added as a new Section 1.1(xl) entitled, “Applicable Margin”:
“Applicable Margin” shall mean the rate per annum added to the Prime Rate and/or the LIBOR Interest Rate to determine the applicable interest rate as determined by the “Total Leverage Ratio” (as defined below) as set forth below:

		Applicable Margin	Applicable Margin
Level	Total Leverage Ratio	for Prime Loans	for LIBOR Loans
I	Less than or equal to 30%	50 basis points	75 basis points
II	Greater than 30%	50 basis points	100 basis points
     The “Total Leverage Ratio” shall equal the ratio of the Company’s total liabilities divided by the sum of the Company’s total liabilities plus the Tangible Net Worth of the Company (as defined in Section 7.2 of this Agreement) for the prior fiscal quarter, with the Company’s total liabilities to be determined in accordance with generally accepted accounting principles as set forth in Section 7.2 of this Agreement.
     Notwithstanding the foregoing, in the event that any financial statement or related Financial Covenant Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement is in effect or any of the Revolving Credit Loans are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied during such Applicable Period, then (i) the Company shall immediately deliver to the Bank a corrected Financial Covenant Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if Level II were applicable for such Applicable Period, and (iii) the Company shall immediately pay to the Bank the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Bank in accordance with the terms of this Agreement. This paragraph shall not limit the rights of the Bank with respect to its remedies under Section 8 hereof.

     (l) The first paragraph of Section 2.5 entitled, “Interest” is hereby amended and restated as follows:
“2.5 Interest. The Company shall pay interest to the Bank on the outstanding and unpaid principal amount of the Revolving Credit Loans made under this Agreement at a rate per annum as follows:
     (i) For a Prime Loan at a rate equal to the Prime Rate plus the Applicable Margin; and
     (ii) For a LIBOR Loan at a rate equal to the LIBOR Interest Rate plus the Applicable Margin.”
     (m) Section 2.7 (viii) is hereby restated to read:
“(viii) The aggregate total face amount of all Letters of Credit issued and outstanding under this Agreement shall not exceed Four Million and No/100 Dollars ($4,000,000.00).”
     (n) Section 2.9 entitled, “Commitment Fee” is hereby amended and restated to read as follows:
     “2.9. Commitment Fee. (a) The Company agrees to pay to the Bank a commitment fee equal to one-quarter of one percent (1/4%) per annum (the “Commitment Fee”) on the average daily unused portion of the Maximum Revolving Commitment from September 1, 2008 to and including the Termination Date; payable quarterly commencing on October 1, 2008 and continuing on the first day of each January, April, July and October thereafter. All Commitment Fees shall be payable on the effective date of any termination of the obligations of the Bank to make Revolving Credit Loans hereunder calculated from said date through and including the Termination Date. In determining the unused portion of the Maximum Revolving Commitment, Bank shall compute the daily average of both all outstanding Revolving Credit Loans and the face amount of Letters of Credit for each applicable quarter or portion thereof and the amount arrived at by said computation shall be subtracted from the Maximum Revolving Commitment (said amount herein referenced to as the “Unused Balance”) and the difference multiplied by the Commitment Fee and the quotient so arrived at by said calculation pro-rated for the applicable quarter or portion thereof. All calculations of the Commitment Fee shall be on the basis of a year of 360 days for the actual number of days elapsed.”
     (o) The following is hereby added as a new Section 4.22 entitled, “Distribution of Shares in Diamond Partners Limited and the Liquidation of DiamondCluster International B.V.”:
“4.22 Distribution of Shares in Diamond Partners Limited and the Liquidation of DiamondCluster International B.V. The transfer of one hundred (100%) percent of the shares in Diamond Partners Limited, a United Kingdom corporation from DiamondCluster International B.V., a Netherlands corporation to its sole shareholder, the Company (the “UK Subsidiary Stock Transfer”) has occurred on January 24, 2008, that it constitutes a valid transfer of full title to all of said shares under English law, that all formalities required to give full force and effect to said transfer have been properly executed/complied with and that any and all applicable taxes whether stamp duties or otherwise payable in connection with the transfer have been paid or that the transfer of shares is exempt from any such taxes and that all statements, applications and/or certificates required to be made or delivered in connection with the applicable exemption(s) have been so made or delivered. The liquidation of DiamondCluster International B.V. was completed on March 26, 2008 by a transfer of all of its assets and liabilities to the Company made on January 24, 2008 and March 26, 2008 and the Company assumed all of DiamondCluster International B.V.’s assets and liabilities in connection with said liquidation (the “Liquidation”). DiamondCluster International B.V. was solvent at all times since its organization through and including the dates of the UK Subsidiary Stock Transfer and the Liquidation, was able to pay its debts as they became due and had sufficient capital at all times since its organization through and including the Liquidation to carry on its businesses.”
     (p) Subsection 5.11(vi) under Section 5.11 entitled, “Reporting Requirements” is hereby amended and restated to read as follows:
“(vi) Financial Covenant Compliance Certificate. A Financial Covenant Compliance Certificate (which shall also include confirmation of compliance with Section 6.7 entitled, “Dividends and Stock Redemptions”) in the form as shown in Schedule I attached hereto contemporaneously with the execution of this Agreement and within forty (40) days of the end of each calendar quarter.”
     (q) The Financial Covenant Compliance Certificate in the form attached to the Credit Agreement in Schedule I is hereby restated as set forth in Schedule I to this Agreement.
     (r) The following is hereby added as a new Section 5.13 to the Credit Agreement entitled, “Future Subsidiary Guaranties”:
“5.13 Future Subsidiary Guaranties. The Company shall cause any future Subsidiaries which represent ten percent (10%) or more of the Company’s consolidated assets or sales to execute a guaranty of the Liabilities in favor of Bank in the form of the Guaranty.”
     (s) Section 6.7 entitled, “Dividends and Stock Redemptions” is hereby restated as follows:

“6.7 Dividends and Stock Redemptions. The Company shall not pay any dividends or purchase, retire, redeem or otherwise acquire for value any issued and outstanding stock of the Company except as follows:
     (a) Dividends. Company may pay dividends to any shareholder of the Company, or issue further stock of the Company, provided that in any twelve (12) calendar month period, the aggregate payment of dividends shall not exceed Seventeen Million Five Hundred Thousand and No/100 Dollars ($17,500,000.00). Compliance with this Subparagraph 6.7(a) shall be tested on the last day of each fiscal quarter of Company and on a trailing twelve (12) calendar month basis, and payment of a dividend shall be deemed in compliance with this Agreement if at the time the dividends were paid, they would have been permitted under the results of the test most recently applied pursuant to the preceding sentence.
     (b) Stock Redemptions. The Company may purchase, retire, redeem or otherwise acquire for value any issued and outstanding stock of Company provided that the aggregate amount expended for any stock purchase, retirement or redemption shall not exceed the applicable amounts for the applicable time periods set forth below:

Time Period of Stock	Maximum Amount of
Redemption and Stock	Permitted Stock Redemption and
Repurchase	Stock Purchase
From January 1, 2008 to March 31, 2008	Not to Exceed $40,000,000.00

From January 1, 2008 to June 30, 2008	Not to Exceed $45,000,000.00

From January 1, 2008 to September 30, 2008	Not to Exceed $50,000,000.00

From January 1, 2008 to December 31, 2008	Not to Exceed $55,000,000.00

From April 1, 2008 to March 31, 2009	Not to Exceed $40,000,000.00

From July 1, 2008 to June 30, 2009	Not to Exceed $40,000,000.00
During the calendar year 2008, compliance with this Subparagraph 6.7(b) shall be tested on the last day of each fiscal quarter of the Company and on a calendar year to date basis. Thereafter, compliance with this Subparagraph

6.7(b) shall be tested on the last day of each fiscal quarter of the Company and on a trailing twelve (12) calendar month basis. Any stock purchases, redemptions or retirements shall be deemed in compliance with this Agreement if at the time they were made, they would have been permitted under the results of the applicable test most recently applied pursuant to the preceding two sentences.”
     (t) The first sentence of Section 7.2 entitled, “Tangible Net Worth” is hereby restated to read as follows:
“The Company will maintain at all times a consolidated Tangible Net Worth of no less than Thirty Million and No/100 Dollars ($30,000,000.00).”
     (u) Section 6.8 entitled, “Guaranties” is hereby restated as follows:
“6.8 Guaranties. Company shall not, nor allow any Subsidiary, to assume, guaranty, endorse or otherwise be or become directly or contingently responsible or liable for obligations of any Person except (i) guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (ii) guaranties of loans to its shareholder employees from third party financial institutions to facilitate acquisition by said shareholder employees of capital stock of the Company provided written consent is obtained from Bank which shall not be unreasonably withheld, (iii) that certain Guaranty of the Liabilities executed by Diamond Management & Technology Consultants NA, Inc., an Illinois corporation, (iv) that certain Guaranty of the Liabilities executed by Diamond Partners Limited, a United Kingdom corporation, and (v) all guaranties of the Liabilities executed by any Subsidiary in accordance with Section 5.13 of this Agreement.”
     (v) The first paragraph of Section 9.11 entitled, “Submission to Jurisdiction, Waiver of Jury Trial” is hereby restated to read as follows:
“TO INDUCE THE BANK TO MAKE THE LOAN EVIDENCED BY THIS AGREEMENT, THE COMPANY IRREVOCABLY AGREES THAT, ALL ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT OR ANY OTHER AGREEMENT WITH THE BANK, SHALL BE INSTITUTED AND LITIGATED ONLY AS FOLLOWS: (A) ALL ACTIONS INSTITUTED BY THE COMPANY SHALL ONLY BE INSTITUTED IN COURTS HAVING SITUS IN THE CITY OF CHICAGO, ILLINOIS, AND (B) ALL ACTIONS INSTITUTED BY BANK, SHALL AT BANK’S SOLE DISCRETION, ONLY BE INSTITUTED IN COURTS HAVING SITUS EITHER IN THE CITY OF CHICAGO, ILLINOIS OR THE CITY OF LONDON, ENGLAND AND THE COMPANY HEREBY CONSENTS TO THE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT LOCATED AND HAVING ITS SITUS IN CHICAGO, ILLINOIS OR OF THE HIGH COURT OF ENGLAND AND WALES HAVING ITS SITUS IN LONDON, ENGLAND, AND WAIVES ANY OBJECTION BASED ON FORUM NONCONVENIENS, AND THE COMPANY HEREBY WAIVES PERSONAL SERVICE

OF ANY AND ALL PROCESS, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER AT THE ADDRESS INDICATED IN THE BANK’S RECORDS IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.”
     3. Bank’s Conditions Precedent. The Bank’s execution of this Agreement and consent to increase and amend the Loan in accordance with the Borrowing Parties’ Request is conditioned upon receipt by Bank of the following documents in a form and content acceptable to Bank and its counsel and receipt of the payments provided for in Paragraph 4 of this Agreement which shall all be delivered by the Borrowing Parties to Bank contemporaneously with this execution of this Agreement (collectively, the “Bank’s Conditions Precedent”):
     (a) The full execution of this Agreement by the Borrowing Parties;
     (b) The 2008 Restated Revolving Note in the original principal amount of Twenty Million and No/100 Dollars ($20,000,000.00) (the “Restated Revolving Note”) executed by the Company and made payable to the order of Bank;
     (c) The Continuing Security Agreement executed by the US Subsidiary in favor of the Bank granting a blanket lien to Bank in all of the US Subsidiary’s existing and after-acquired assets and all proceeds thereof;
     (d) UCC-1 Financing Statement from the US Subsidiary as Debtor in favor of the Bank as Secured Party in proper filing form to be filed with the Illinois Secretary of State;
     (e) The Guaranty executed by the UK Subsidiary guaranteeing all of the Liabilities (the “UK Subsidiary Guaranty”);
     (f) The Charge of Deposit to be executed by the UK Subsidiary to secure its obligations under the UK Subsidiary Guaranty (the “UK Charge of Deposit”);
     (g) An opinion of counsel for the UK Subsidiary in favor of the Bank in connection with the UK Subsidiary Guaranty and the UK Charge of Deposit;
     (h) Assistant Secretary’s Certificate for Company with attached corporate resolution and complete copy of By-Laws, as may be amended to date;
     (i) Assistant Secretary’s Certificate for the US Subsidiary with attached corporate resolution and complete copy of By-Laws, as may be amended to date;
     (j) Assistant Secretary’s Certificate for the UK Subsidiary with attached corporate resolution and complete copy of By-laws, as may be amended to date;
     (k) Certificate of Good Standing issued by the Delaware Secretary of State for Company;

     (l) Certificate of Qualification To Do Business of Company in Illinois issued by the Illinois Secretary of State;
     (m) Certificate of Good Standing issued by the Illinois Secretary of State for the US Subsidiary;
     (n) Certified organizational documents and Certificate of Good Standing issued by the applicable United Kingdom authority for the UK Subsidiary; and
     (o) The execution and delivery to Bank of such other documents as Bank shall reasonably require in connection with this Agreement.
     4. Payment of Legal Fees and Costs. Concurrently with the execution of this Agreement, the Borrowing Parties shall be jointly and severally liable for and shall pay or cause to be paid to Bank in immediately available funds all fees and expenses of Bank relating to this Agreement and the transactions contemplated herein, including, without limitation, reasonable fees and expenses of Bank’s counsel.
     5. Amendment of US Subsidiary Guaranty. The US Subsidiary guaranty is hereby amended as follows:
     (a) The second paragraph on Page 7 of the US Subsidiary Guaranty is hereby restated to read as follows:
“GUARANTOR HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS AND OF THE HIGH COURT OF ENGLAND AND WALES SITTING IN LONDON, ENGLAND AND FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY (INCLUDING WITHOUT LIMITATION ANY OF THE OTHER LOAN DOCUMENTS) OR THE TRANSACTIONS CONTEMPLATED HEREBY. GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH GUARANTOR MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SAID COURTS AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.”
     (b) This Guaranty is secured by that certain Continuing Security Agreement executed by the US Subsidiary in favor of the Bank dated as of March 31, 2008, granting a blanket lien to Bank in all of the US Subsidiary’s existing and after-acquired assets and all proceeds thereof.
     6. US Subsidiary Guarantor’s Affirmation. The US Subsidiary, by its execution of this Agreement, reaffirms all of its obligations and liabilities to Bank under its Guaranty, as amended by this Agreement, including, but not limited to, the repayment in full of all principal and interest due Bank under the Restated Revolving Note.

     7. References. All other Loan Documents are hereby modified to provide that any reference to the Credit Agreement therein shall be deemed to be a reference to the Credit Agreement as modified by this Agreement. All references herein to any of the Loan Documents shall be understood to be to the Loan Documents as modified hereby. All references in any of the Loan Documents to any other one or more of the Loan Documents shall hereafter be deemed to be to such document(s) as modified hereby. All references in any of the Loan Documents to the Existing Revolving Note shall hereafter be deemed to be references to the Restated Revolving Note.
     8. No Defenses, Counterclaims. Each Borrowing Party hereby represents and warrants to, and covenants with Bank that as of the date hereof, (a) each Borrowing Party has no defenses, offsets or counterclaims of any kind or nature whatsoever against Bank with respect to any of the Loan Documents, or any action previously taken or not taken by Bank with respect thereto, or with respect to any security interest, encumbrance, lien or collateral in connection therewith to secure the liabilities of each Borrowing Party as applicable, and (b) that Bank has fully performed all obligations to each Borrowing Party which it may have had or has on and as of the date hereof.
     9. No Custom. Except as expressly provided herein, this Agreement shall not establish a custom or waive, limit or condition the rights and remedies of Bank under the Loan Documents, all of which rights and remedies are expressly reserved.
     10. Reaffirmation of Loan Documents, No Novation. Except as may be expressly set forth herein to the contrary, the Loan Documents remain unmodified, and all other terms and conditions thereof remain in full force and effect. Notwithstanding anything to the contrary contained herein, the Borrowing Parties and Bank expressly state, declare and acknowledge that this Agreement is intended only to modify the Borrowing Parties’ continuing obligations in the manner set forth herein, and is not intended as a novation of any and all amounts presently due and owing from the Borrowing Parties.
     11. Captions; Counterparts. The captions used herein are for convenience of reference only and shall not be deemed to limit or affect the construction and interpretation of the terms of this Agreement. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall be deemed one agreement.
     12. Event of Default. Each of the Borrowing Parties hereby acknowledges and agrees that a breach by any one of them of any term, provision, covenant or condition herein set forth or herein required of any one of them to be kept or performed, and which is not kept or performed pursuant to the terms hereof, shall constitute an Default and/or Event of Default under the Loan Documents if said Default and/or Event of Default is not cured within any applicable cure or grace period provided for in the Loan Documents.
     13. Choice of Law, Severability and Submission to Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Illinois (without giving effect to the conflicts of law principles thereof). If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will not be affected thereby and the provisions of this Agreement shall be severable in any such instance.
     TO INDUCE THE BANK TO INCREASE AND AMEND THE LOAN AND THE LOAN

DOCUMENTS IN ACCORDANCE WITH THIS AGREEMENT, EACH OF THE BORROWING PARTIES IRREVOCABLY AGREES THAT, ALL ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT OR ANY OTHER AGREEMENT WITH THE BANK, SHALL BE INSTITUTED AND LITIGATED ONLY AS FOLLOWS: (A) ALL ACTIONS INSTITUTED BY THE COMPANY AND/OR THE US SUBSIDIARY SHALL ONLY BE INSTITUTED IN COURTS HAVING SITUS IN THE CITY OF CHICAGO, ILLINOIS, AND (B) ALL ACTIONS INSTITUTED BY BANK AND/OR THE UK SUBSIDIARY, IN BANK’S SOLE DISCRETION OR IN THE UK SUBSIDIARY’S SOLE DISCRETION AS APPLICABLE, SHALL ONLY BE INSTITUTED IN COURTS HAVING SITUS EITHER IN THE CITY OF CHICAGO, ILLINOIS OR THE CITY OF LONDON, ENGLAND AND EACH OF THE BORROWING PARTIES HEREBY CONSENTS TO THE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT LOCATED AND HAVING ITS SITUS IN CHICAGO, ILLINOIS OR OF THE HIGH COURT OF ENGLAND AND WALES HAVING ITS SITUS IN LONDON, ENGLAND, AND WAIVES ANY OBJECTION BASED ON FORUM NONCONVENIENS, AND EACH OF THE BORROWING PARTIES HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE APPLICABLE PARTIES BORROWING PARTIES AT THE APPLICABLE ADDRESSES INDICATED IN THE BANK’S RECORDS IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.
(SIGNATURE PAGE IMMEDIATELY FOLLOWS)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BANK:

JP MORGAN CHASE BANK, N.A., a national banking association

By:

Name:

Title:

COMPANY:

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC., a Delaware corporation

By:

Name:

Its:

GUARANTORS:

US SUBSIDIARY: DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS NA, INC., an Illinois corporation

By:

Name:

Title:

UK SUBSIDIARY: DIAMOND PARTNERS LIMITED, a United Kingdom corporation

By:

Name:

Title: